Exhibit 99.1

NEWS RELEASE

CHARLES RIVER LABORATORIES ANNOUNCES
COMPLETION OF INVERESK MERGER

WILMINGTON, MA, October 20, 2004 (Businesswire) – Charles River Laboratories International, Inc. (NYSE:CRL) today announced that it has completed its merger with Inveresk Research Group, Inc. (NASDAQ: IRGI). The transaction was approved by shareholders of each company at special meetings held today, and the transaction became effective shortly thereafter.

“The merger of Charles River and Inveresk has created a global leader in products and services spanning the drug discovery and development spectrum. Our newly combined company allows us to provide customers with broader support for their efforts to bring new drugs, devices and therapies to market, and affords Charles River a platform to expand our pre-clinical and clinical businesses and develop new closely related businesses with potential for further growth,” said James C. Foster, Charles River's Chairman, President and Chief Executive Officer. “We welcome Inveresk’s employees to Charles River and look forward to serving Inveresk’s customers and a broader market in the years to come.”

The new entity is a global leader in research models and services, a leader in drug safety testing, a significant provider of Phase I-IV clinical development services, and of biosafety testing on a worldwide basis. Charles River, which is headquartered in Wilmington, Massachusetts, has 7,500 employees in operations throughout the United States, Canada, Europe and Japan.

Under the merger agreement, Inveresk shareholders received 0.48 shares of Charles River common stock and $15.15 in cash for each share of Inveresk common stock they held, representing a total consideration of $38.53 per common share, or a transaction value of approximately $1.5 billion based on the closing price of Charles River’s common stock on October 19, 2004. Charles River's shareholders now own approximately 72 percent of the shares of the new company, and Inveresk's shareholders own approximately 28 percent.

As of the close of the transaction, James C. Foster became Chairman, President and Chief Executive Officer of the combined company. Dr. Walter S. Nimmo, formerly Chairman, President and Chief Executive Officer of Inveresk, became Vice Chairman of Charles River’s Board of Directors. All senior divisional operating executives of both companies are remaining with the company. Charles River’s Board of Directors increased to twelve members, including three from Inveresk. In addition to Dr. Nimmo, joining Charles River’s Board are Ms. S. Louise McCrary, and Dr. John Urquhart.

About Charles River Laboratories

Charles River Laboratories (CRL), based in Wilmington, Massachusetts, is a global provider of solutions that advance the drug discovery and development process. Our leading-edge products and services are designed to enable our clients to bring drugs to market faster and more efficiently. Backed by our rigorous, best-in-class procedures and our proven data collection, analysis and reporting capabilities, our products and services are organized into three categories spanning every step of the drug development pipeline: Research Models and Services, Pre-Clinical Services, and Clinical Services. CRL’s customer base includes all of the major pharmaceutical companies, biotechnology companies, governments and many leading hospitals and academic institutions. With 2003 pro forma revenues of nearly $900 million, Charles River’s 7,500 employees serve clients in more than 50 countries. For more information on CRL, visit our website at www.criver.com.

Caution Concerning Forward-Looking Statements. This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: challenges arising from the merger of Inveresk Research Group; a decrease in research and development spending or a decrease in the level of outsourced services; acquisition integration risks; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Registration Statement on Form S-4 as filed on September 16, 2004, with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

###

Contacts:
Investors:	Media:
Susan E. Hardy	Elizabeth A. Ferber
Director, Investor Relations	Director, Corporate Communications
(978) 658-6000 Ext. 1616	(978) 658-6000 Ext. 1693